LION COPPER & GOLD CORP.

LION COPPER & GOLD APPOINTS M. MILLIE PAREDES AS CHIEF FINANCIAL OFFICER AND CORPORATE SECRETARY

Yerington, Nevada - June 22nd, 2026 - Lion Copper & Gold Corp. ("Lion" or the "Company") is pleased to announce the immediate appointment of Ms. Maria Milagros ("Millie") Paredes, MBA, MS, as Chief Financial Officer and Corporate Secretary of the Company, effective June 22nd, 2026.

Ms. Paredes succeeds Ms. Lei Wang, who will stay with the Company as an advisor.

Ms. Paredes is a seasoned mining and finance executive with more than 30 years of international experience spanning mineral exploration, project evaluation, mine development, operations, corporate finance, mergers and acquisitions, investor relations, strategic planning and public company governance.

Most recently, Ms. Paredes served as Chief Financial Officer and Corporate Secretary of Mako Mining Corp., where she helped guide the Company's transition into commercial production, strengthened governance, financial controls and reporting systems, improved operational planning and budgeting processes, and supported strategic capital allocation initiatives.

Previously, Ms. Paredes served as Chief Financial Officer of Bellhaven Copper & Gold Inc., where she led strategic financing initiatives, joint venture negotiations, merger transactions, investor relations activities and economic evaluations of the company's mineral assets. Her experience also includes senior finance and strategy roles with Rio Tinto's U.S. Borax operations, Intel Corporation, Hewlett-Packard and Q² Lab Solutions, a joint venture between Quest Diagnostics and IQVIA.

Earlier in her career, Ms. Paredes held technical and management positions with Compañía Minera Antamina and BHP Tintaya, where she specialized in ore reserve estimation, mine planning, geological modeling and project evaluation.

Ms. Paredes holds a Master of Business Administration from Cornell University, a Master of Science in Economic Geology from Iowa State University, and a Bachelor of Science in Geological Engineering from the Universidad Nacional de Ingeniería in Peru. She is fluent in both English and Spanish.

John Banning, Chief Executive Officer of Lion, commented:

"We are delighted to welcome Millie to Lion Copper & Gold. Millie brings a unique combination of public company financial leadership, mining industry expertise and technical understanding of mineral projects. Her experience ranges from resource evaluation and mine planning through production, corporate finance, capital markets, uplisting, major finance and strategic transactions. As Lion advances the Yerington Copper Project and evaluates future strategic opportunities, Millie's background will be an important asset to the Company and our shareholders."

Mr. Banning added:

"On behalf of the Board of Directors and the entire Lion team, I would also like to thank Lei Wang for her contributions to the Company as CFO and Corporate Secretary. Lei played an important role in supporting Lion's financial reporting, corporate governance, regulatory compliance and capital markets activities during an important stage in the Company's development. We appreciate her service and wish her every success in her future endeavors."

Ms. Paredes stated:

"I am excited to join Lion Copper & Gold and work alongside such an accomplished Board and management team as the Company advances one of North America's significant copper development opportunities. I look forward to contributing my financial, operational and mining industry experience to support Lion's strategic objectives and create long-term value for shareholders."

About Lion Copper & Gold Corp.

Lion Copper and Gold Corp. are advancing their flagship copper project in Yerington, Nevada through an Earn-in Agreement with Nuton LLC, a Rio Tinto Venture.

ON BEHALF OF THE BOARD OF DIRECTORS

John Banning
Chief Executive Officer
Lion Copper and Gold Corp.

For more information, please contact:
Email: info@lioncg.com